Exhibit 4.3

FIRST AMENDMENT TO THE

AUTHENTEC, INC. 2010 INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the AuthenTec, Inc. 2010 Incentive Plan (the “Plan”), is effective as of the dates set forth below.

1. The Plan is amended, effective as of April 28, 2011 (the date the Company’s Board of Directors approved such amendment), by adding the following sentence to the end of Section 7.1(b):

“In addition, the Company may not, without the prior approval of shareholders of the Company, repurchase an Option from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.”

2. The Plan is amended, effective as of April 28, 2011 (the date the Company’s Board of Directors approved such amendment), by adding the following sentence to the end of Section 8.1(b):

“In addition, the Company may not, without the prior approval of shareholders of the Company, repurchase an SAR from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price of the SAR.”

3. The Plan is amended, effective as of June 9, 2011 (the date the Company’s stockholders approved such amendment), by deleting the first sentence of Section 5.1 and replacing it with the following:

“Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 6,700,000, plus a number of additional Shares (not to exceed 3,000,000) underlying awards outstanding as of the Effective Date under the Company’s 2007 Stock Incentive Plan and 2004 Stock Incentive Plan (the “Prior Plans”)that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.”

4. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative.

AUTHENTEC, INC.

By: /s/ Frederick R. Jorgenson
Frederick R. Jorgenson
Vice President, General Counsel and Secretary